Exhibit 23.1

PricewaterhouseCoopers

Kesselman & Kesselman

Certified Public Accountants (Isr.)

Trade Tower, 25 Hamered Street

Tel Aviv 68125 Israel

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Teva Pharmaceutical Industries Ltd. of our reports dated February 17, 2003, relating to the consolidated financial statements of Teva Pharmaceutical Industries Limited and related Schedule II – Valuation and Qualifying Accounts, which appear in Teva Pharmaceutical Industries Limited’s Annual Report on Form 20-F for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Kesselman & Kesselman

Tel-Aviv, Israel

February 18, 2004